Exhibit 10.34

TRIPLE NET COMMERCIAL LEASE

This TRIPLE NET COMMERCIAL LEASE (“Lease”), is made and entered into this 23 day of October, 2015 by and between Shep Does Stuff LLC, a Montana limited liability company of Montana herein referred to as “Landlord”, and BACTERIN INTERNATIONAL, INC., a Nevada corporation of 600 Cruiser Lane, Belgrade, Montana 59714, herein referred to as “Tenant”. In consideration of the mutual covenants contained herein, the parties agree as follows:

Section One - Description of Premises

Landlord leases to Tenant the building located at 664 Cruiser Lane, Belgrade, Montana 59714 containing approximately 14,150 square feet, more or less (“the Premises”). The Premises are located on the following described parcel of real property: Lot IB of the Amended Plat of Lot I of Belgrade North Business Park Subdivision, Phase I, Gallatin County, Montana (“Total Property”).

Section Two - Term

The term of this Lease is for ten (10) years beginning October 23, 2015 and terminating on October 31, 2025, subject to Tenant’s Options to Renew as set forth below.

Section Three - Base Monthly Rent

Beginning on November 1, 2015 with succeeding payments due in advance on the 1st day of each month thereafter during the term of this Lease, time being of the essence, Tenant shall pay Landlord the amount set forth below as BASE MONTHLY RENT for the Premises for that particular year of the Lease.

YEAR	BASE MONTHLY RENT
Year One (11/1/2015 to 10/31/2016)	$13,750.00
Year Two (11/1/2016 to 10/31/2017)	$14,162.50
Year Three (11/1/2017 to 10/31/2018)	$14,587.38
Year Four (11/1/2018 to 10/31/2019)	$15,025.00
Year Five (11/1/2019 to 10/31/2020)	$15,475.75
Year Six (11/1/2020 to 10/31/2021)	$15,940.02
Year Seven (11/1/2021 to 10/31/2022)	$16,418.22
Year Eight (11/1/2022 to 10/31/2023)	$16,910.77
Year Nine (11/1/2023 to 10/31/2024)	$17,418.09
Year Ten (11/1/2024 to 10/31/2025)	$17,940.63

Landlord: SRO	1	Tenant: JG

Rent for the partial month of October 2015 shall be calculated based on the actual number of days Tenant leases the Property from Landlord during October 2015 multiplied by $443.55, payable upon execution of this Lease.. Failure of Tenant to make any monthly rental or any other required payment within five (5) days of when due or to timely pay three (3) monthly payments in any twelve (12) month period shall constitute a breach of this Lease. A monthly payment is not timely made if: 1) a check is dishonored by the Tenant’s bank (insufficient funds); or 2) the payment is not delivered in person to Landlord or postmarked within five (5) days of the due date. In the event Tenant fails to timely make a monthly payment, Tenant shall pay Landlord a late fee of five percent (5%) of the amount past due and interest on the unpaid balance shall accrue at the rate of 10% per annum until paid in full. Any payment for rent or other obligation set forth herein made after it is due (and accepted by Landlord) shall include said late fee and interest, and the payment shall not be considered made until the entire payment, interest and the late fee is paid. Acceptance of said late fee or interest by Landlord shall not constitute a waiver of any of Landlord’s rights herein. If a check is dishonored by the Tenant’s bank, there shall be an additional charge to Tenant of $35.00.

Section Four- Options to Renew

Provided Tenant is in strict compliance with each and every term and condition of this Lease, Landlord grants to Tenant two (2) successive options to renew this Lease for an additional term of five (5) years each at the following rental rates:

FIRST FIVE-YEAR OPTION
YEAR	BASE MONTHLY RENT
Year Eleven (1111/2025 to 10/31/2026)	$18,478.85
Year Twelve (11/1/2026 to 10/31/2027)	$19,033.22
Year Thirteen (11/1/2027 to 10/31/2028)	$19,604.22
Year Fourteen (11/1/2028 to 10/31/2029)	$20,192.35
Year Fifteen (11/1/2029 to 10/31/2030)	$20,798.12

Landlord: SRO	2	Tenant: JG

SECOND FIVE-YEAR OPTION
YEAR	BASE MONTHLY RENT
Year Sixteen (11/1/2030 to 10/31/2031)	$21,422.06
Year Seventeen (11/1/2031 to 10/31/2032)	$22,064.72
Year Eighteen (11/1/2032 to 10/31/2033)	$22,726.66
Year Nineteen (11/1/2033 to 10/31/2034)	$23,408.46
Year Twenty (11/1/2034 to 10/31/2035)	$24,110.71

with all other terms and conditions of the renewal lease to be the same as those herein. To exercise this option to renew, Tenant must give Landlord written notice of intention to do so at least one hundred eighty (180) days before the then-existing Lease term expires. Failure to timely notify Landlord shall void Tenant’s option to renew.

Section Five - Security Deposit

Tenant has tendered to Landlord a security deposit in the amount of $41,250.00, which is equal to three times the current base monthly rent, to ensure Tenant’s full compliance with all terms and conditions of this Lease. In the event of Tenant’s failure to pay rent or any other payment when due or any other breach of this Lease, and in the event Tenant shall fail to pay the rent or other payment or cure the breach within the time periods mentioned herein, Landlord may, at its option, apply the said security deposit to the rent owing and/or Landlord’s damages and costs, including attorneys fees, resulting from Tenant’s breach of this Lease, but such application shall not limit Landlord’s damages. Tenant shall replenish the security deposit in the event Landlord should use any portion of the security deposit as set forth herein.

If the Premises are in substantially as good a condition, reasonable and normal wear and tear excepted, as exists upon the commencement of this tenancy, and Tenant is not in default under any other provisions of this Lease and is current in all payments owed to Landlord, the entire security deposit, or balance thereof after any such application to cure any default, shall be returned without interest to Tenant within thirty (30) days after the expiration or termination of this Lease.

Landlord: SRO	3	Tenant: JG

Section Six - Triple Net Payments

This Lease is an absolute triple-net lease and, in addition to the base monthly rent provided above, Tenant is responsible for its Proportionate Share of the costs and expenses associated with the Total Property, including taxes, assessments, insurance, common utilities, snow removal, exterior lighting, landscape maintenance, common area maintenance and janitorial services, and general building maintenance and repair. Tenant’s Proportionate Share is calculated by dividing the square footage of the Leased Premises leased by Tenant by the total square footage of all other enclosed and leaseable structures on the Total Property. Tenant’s current Proportionate Share is 100%. In the event that Landlord constructs additional enclosed and leasable structures on the Total Property or in the event Tenant’s leased space in the Premises is reduced by mutual agreement of the parties hereto, Tenant’s Proportionate Share shall be adjusted accordingly.

Tenant shall procure and pay directly all costs and expenses associated with property insurance (naming Landlord as an additional insured), utilities, snow removal, exterior lighting, landscape maintenance, common area maintenance and janitorial services, and general building maintenance and repair, and shall promptly reimburse Landlord on a pro-rated monthly basis for property taxes and commercial property insurance related to the Total Property.

Section Seven - Parking and Vehicles

In the event that Tenant’s leaseable space is reduced by mutual agreement of the parties hereto and there are other occupants of the building containing the Premises, then parking shall be common to all occupants of the building in which the Premises is located. Tenant shall not block ingress and egress at any time. Landlord may adopt reasonable rules and regulations regarding parking and use of the parking lot. No junk or unlicensed vehicles shall be parked on the property. A junk vehicle is one which cannot be driven away under its own power.

Section Eight- Other Buildings and Improvements

In response to Tenant’s request or with Tenant’s prior written approval, Landlord may construct other buildings and parking lots on the Total Property and the building in which Tenant’s leased space is located may be added on to, remodeled and improved.

Section Nine- Use of Premises

The Premises are to be used for Tenant’s business of an accredited tissue bank and medical device company that designs, processes, manufactures, and markets advanced medical products. Tenant shall restrict its use to such purposes, and shall not use or permit the use of the Premises for any other purpose without the written consent of Landlord. Tenant shall, at its sole cost and expense, comply with any and all requirements, including all appropriate approvals from all governmental agencies, pertaining to the use of the Premises for the authorized purposes.

Landlord: SRO	4	Tenant: JG

Section Ten-Restrictions on Use

Without Landlord’s prior written consent, which shall not be unreasonably withheld, Tenant shall not use the Premises in any manner that would materially increase risks covered by insurance on the Premises and result in a material increase in the rate of insurance or a cancellation of any insurance policy. Tenant shall not keep, use, or sell anything prohibited by any policy of fire insurance covering the Premises, and shall comply with all requirements of the insurers applicable to the Premises necessary to keep in force the fire and liability insurance. Tenant shall not overload floors or cause any other damage to the Premises.

Tenant shall indemnify, defend, protect, save, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or useable space or floor area of the Premises, sums paid in settlement of claims, and any attorneys’ fees, consultant fees and expert fees which arise during or after the term of this Lease as a result of contamination of the Premises due to the use or storage of Hazardous Materials. This indemnification of Landlord by Tenant shall survive expiration or termination of this Lease and includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Materials being present in, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Material caused or permitted by Tenant, its agents, employees, contractors, or invitees, results in contamination of the Premises, Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Materials. Tenant shall promptly notify Landlord of any such contamination.

No animals may be maintained or come onto the Premises except for service animals in aid of the disabled. Tenant shall promptly remove and dispose of all animal waste generated by any service animal. Tenant shall be liable for any damage or injury caused by any permitted animal. Tenant agrees to indemnify, hold harmless, and defend Landlord against liability, judgments, expense (including attorney’s fees), or claims by third parties for injury to a person or damage to property caused by any animal on the Premises. There shall be no smoking on the Premises.

Landlord: SRO	5	Tenant: JG

Tenant shall comply with any and all federal, state and local laws, rules and regulations regarding the proper handling and disposal of medical waste, including (but not limited to) the Montana “Infectious Waste Management Act”. If Tenant breaches this provision, or if contamination of the Premises otherwise occurs for which Tenant is legally liable, then Tenant shall indemnify, defend, protect, save, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, including, without limitation, damages for the loss or restriction on use of rentable or useable space or floor area of the Premises, sums paid in settlement of claims, and any attorneys’ fees, consultant fees and expert fees which arise during or after the term of this Lease as a result of such contamination. This indemnification of Landlord by Tenant shall survive expiration or termination of this Lease and includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Tenant’s improper handling or disposal of medical waste.

Section Eleven- Waste, Nuisance or Unlawful Activity

Tenant shall not allow any nuisance on the Premises, or use or allow the Premises to be used for any unlawful purpose, or any purpose in violation of zoning, covenants, association rules and regulations, or other use regulations. Tenant shall not allow refuse, garbage, or trash to accumulate on the Premises. Tenant shall store all items pertaining to its business operations inside (or outside in an area screened from public view) and not in parking or walk areas. Tenant shall comply with all reasonable rules and regulations adopted by Landlord and/or any applicable owners association for the Premises. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises. Tenant shall comply with all applicable laws and regulations. Tenant shall conduct itself and require other persons on the Premises by consent of Tenant to conduct themselves in a manner that will not disturb the neighbors’ peaceful enjoyment of their own premises. Tenant shall not add, re-key or replace any lock without providing Landlord with a copy. If all keys are not returned upon vacating the Premises, Tenant is responsible for all costs of re-keying the Premises.

Landlord: SRO	6	Tenant: JG

Section Twelve - Utilities

Tenant shall be responsible for payment of water, sewer, electric, gas, internet, garbage, telephone service and all other utilities furnished to the Premises for the term of this Lease. Tenant agrees to pay for and transfer all utilities to the name of Tenant upon Tenant’s taking possession of the Premises. Tenant gives all utility companies authorization to inform Landlord when the services are terminated or switched back into Landlord’s name or any name other than that of the Tenant. Landlord is further authorized to obtain information from said companies regarding the status, including amounts due and owing by Tenant during and following this tenancy. If any utilities for the Premises are billed to Landlord, Tenant agrees to reimburse Landlord for said utility amounts. If there are any common utilities for the Total Property, Tenant agrees to pay it Proportionate Share.

Section Thirteen - Repairs and Maintenance

Tenant shall be solely responsible for all interior maintenance, and shall keep the Premises in good repair at all times at Tenant’s sole cost and expense. Tenant shall maintain all equipment on the Premises. Tenant shall maintain and repair at Tenant’s expense all interior walls, interior floors and base, interior ceilings, all interior doors, door frames, and door glass, all interior window frames and window glass. Tenant shall be responsible for replacement of lights, ballasts and regular and annual maintenance of the heating, ventilation, air conditioning, plumbing and electrical systems. Tenant shall be responsible and pay for any repairs or replacements to the Premises, the Total Property, the building or the systems damaged or arising as a result of the acts or omissions of Tenant, its employees, contractors, agents and business invitees. In the event of window or door breakage caused by burglary or vandalism, Tenant shall repair the damages at Tenant’s cost. In the event Tenant fails to maintain or repair the Premises pursuant to this Section, Landlord may (but is not required) to make such repairs after ten (10) days written notice (or less if an emergency) and charge the cost thereof plus ten percent (10%) to Tenant which shall be immediately due and payable to Landlord. Tenant shall immediately notify Landlord of any condition which could create a potentially hazardous condition or place the Premises or occupants in danger.

Landlord: SRO	7	Tenant: JG

Until Landlord provides written notice to Tenant of Landlord’s election to assume such responsibilities or until there is another occupant of the Total Property other than Tenant, Tenant shall maintain and keep in good condition and repair, at its sole cost and expense, the Total Property, including (but not limited to): the parking lot (including resurfacing, striping and repaving when necessary); all landscaping and grass; snow removal; common areas, and the exterior of the building containing the Premises. In the event that Landlord assumes such obligations as set forth herein, Landlord shall charge Tenant for its Proportionate Share of these expenses. In the event Landlord has maintenance or repair obligations, Landlord shall not be liable for failure to undertake maintenance and make repairs unless Tenant notifies Landlord in writing of the need for such repairs and Landlord has failed to commence and complete the repairs or maintenance within a reasonable period of time following receipt of Tenant’s written notification. Tenant waives any right of offset against any rent due hereunder based on claims made against Landlord for repairs and maintenance.

Section Fourteen- Improvements

Other than those improvements specifically authorized in this Lease, if any, Tenant shall not make any improvements or alterations to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall insure that all approved improvements are of high-quality and comply with all applicable codes and regulations; all improvements shall be completed by contractors who are bonded and licensed to do business in the State of Montana. Tenant shall insure that all such contractors carry adequate worker’s compensation and general liability insurance; Tenant shall insure that no construction liens are placed on the Premises and Tenant shall indemnify Landlord (including attorney’s fees) from the same. All alterations, additions, or improvements made by Tenant to or upon the Premises, (except signs, removable trade fixtures, and interior decorations installed by Tenant which can be removed without damaging the Premises) shall at once, when made or installed, be deemed to have attached to the freehold as permanent fixtures and shall become Landlord’s property.

In the event Landlord approves of any remodeling or modification to the Premises by Tenant, Tenant agrees to be solely responsible for ensuring that such remodeling or modification complies in all respects with the requirements of the Americans with Disabilities Act, 42 U.S.C.• 121101 et seq. (“ADA”). In this regard, Tenant agrees to indemnify and hold harmless Landlord from any and all claims, liabilities, damages, and judgments, plus all costs and expenses (including Landlord’s reasonable attorney’s fees), suffered or incurred by Landlord in connection with any ADA-related claim involving the Premises caused by Tenant’s remodeling or modification.

Landlord: SRO	8	Tenant: JG

Section Fifteen - Delivery. Acceptance and Surrender of Premises

Acceptance of the Premises by Tenant shall be construed as recognition that the Premises are in acceptable condition. Tenant shall surrender the Premises at the end of the lease term or any renewal thereof, in the same or better condition as when Tenant took possession, and any improvements shall be left on the property except if such removal is specifically permitted by this Lease. Before delivery to Landlord, Tenant shall remove all business signs placed on the Premises by Tenant and restore the portion of the Premises on which they were placed in the same condition as when received. At the termination of this Lease, and without notice, Tenant shall immediately remove all its personal property and removable trade fixtures and restore any damage caused by such removal.

Section Sixteen - Partial Destruction of Premises

Partial or full destruction of the leased Premises shall not render this Lease void or voidable, nor terminate it except as herein provided. If the Premises are fully or partially destroyed, Landlord shall have the option of either: (1) terminating this Lease; or (2) making repairs or rebuilding the Premises provided such repairs or replacement can be made in conformity with governmental laws and regulations within one hundred eighty (180) days of the date of casualty. Written notice of the intention of Landlord to repair/replace or to terminate this Lease shall be given to Tenant within thirty (30) days after the casualty. In the event Landlord elects to repair or replace, rent will be reduced proportionately to the extent to which the repair operations interfere with the business conducted on the Premises by Tenant. If the repairs cannot be made in one hundred eighty (180) days, Tenant shall have the option to terminate this Lease. All equipment, stock in trade, appliances, fixtures, improvements, personal property or betterments owned or placed by Tenant on the Premises which shall be damaged or destroyed in any casualty shall be repaired and replaced by Tenant at its own expense and not at the expense of Landlord. Landlord shall not be held to account for any damages to Tenant attributable to the act or omission of any other tenant or third party, or by any criminal act or activity, war, riot, insurrection, fire, earthquake, weather event, or act of God.

Landlord: SRO	9	Tenant: JG

Section Seventeen - Entry on Premises by Landlord

Landlord reserves the right to enter on the Premises at reasonable times for inspection, to perform maintenance and repairs, to exhibit the Premises to prospective purchasers, mortgagees and tenants, or make additions, alterations, or modifications approved by Tenant to any part of the building in which the Premises are located, and Tenant shall permit Landlord to do so. Landlord may do so without incurring liability to Tenant for disturbance of quiet enjoyment of the Premises, or loss of occupation thereof. Such entries shall take place only upon 24 hours written notice to Tenant and, whenever possible, during normal business hours. If, however, Landlord or its agent reasonably believes that an emergency (such as a fire) exists which requires an immediate entry, such entry may be made without Tenant’s consent.

Section Eighteen- Signs, Awnings and Marquees Installed by Tenant

Tenant shall not construct or place signs, awnings, marquees, or other structures projecting from the exterior of the Premises without the written consent of Landlord. Tenant may place Tenant’s standard signage on the Premises; provided, however, that such signs (a) must conform with any and all local ordinances, regulations, or laws pertinent thereto, including applicable covenants; and (b) shall be approved by Landlord prior to their erection; provided, however, that Landlord hereby approves of all existing signage. Landlord’s approval of Tenant’s signs does not reflect upon whether Tenant’s signs adequately meet such laws, governmental regulations, covenants or ordinances. If Tenant fails to remove any signs, displays, advertisements, or decorations that do not comply with the terms of this Lease within ten (10) days after receiving written notice from Landlord to remove them, Landlord reserves the right to enter the Premises and remove them at the expense of Tenant.

Section Nineteen - Business Sale Signs

Tenant shall not conduct “Quitting Business,” “Lost Our Lease,” “Bankruptcy,” or other sales of that nature on the Premises without the prior written consent of the Landlord.

Landlord: SRO	10	Tenant: JG

Section Twenty-Nonliability of Landlord For Damages

Landlord shall not be liable for liability or damage claims for injury to persons or property from any cause relating to the occupancy of the Premises by Tenant during the term of this Lease or any extension thereof. Tenant assumes all risk of injury or damages to persons or property arising from Tenant’s lease or use of the Premises. Tenant shall hold Landlord harmless and indemnify Landlord against any claim, damage, suit or demand for injury to persons or property resulting from acts or omissions or the use of the Premises by Tenant, its agents, employees or business invitees, contractors or the operation of Tenant’s business. Tenant shall indemnify and hold Landlord harmless from all liability, loss, or other damage claims or obligations resulting from any injuries or losses of this nature including the payment of Landlord’s attorney’s fees.

Section Twenty-One - Insurance

Tenant shall, at its own cost and expense, maintain insurance on its own furniture, fixtures, personal property and equipment in the Premises against fire and the risks covered by “extended coverage” for their full insurable value. Tenant, at its own cost and expense, shall maintain a comprehensive general liability insurance policy, including fire damage and legal liability insurance, on the occurrence basis in the amount of not less than $2,000,000.00 in respect to bodily injury or death to any one person, and not less than $4,000,000.00 in respect to bodily injury or death to any number of persons in any occurrence or accident, with Landlord named as an additional insured and shall cover all risks incident to Tenant’s use of the Premises and business in connection therewith. Said insurance shall cover general liability for injuries to invitees and employees (portions not covered by worker’s compensation insurance) and damage to property. Such policy of insurance shall be considered primary insurance, without recourse to or contribution from any similar insurance carried by the Landlord. Insurance shall be purchased from a company licensed to do business in the state of Montana (with an 11A11 rated or better classification). The Tenant shall deliver to the Landlord certificates of insurance evidencing compliance with this insurance requirement upon commencement of the Lease. A certificate of insurance evidencing compliance with these requirements shall be provided annually to Landlord or upon request of Landlord. Tenant shall comply with all worker’s compensation insurance laws of the State of Montana. A breach of this Section by Tenant shall be a material breach of this Lease.

Landlord may purchase these policies (but is not required to) and charge Tenant therefore if Tenant fails to comply with the requirements of this Section. Landlord and Tenant, together and separately, waive any right of subrogation or any right in tort against the other party, its agents or assigns, for damages to the Premises or to persons in excess of the insurance policy provisions herein. Landlord shall purchase commercial property insurance for the Total Property and Tenant’s Proportionate Share of the cost thereof shall be charged to, and paid by, Tenant.

Landlord: SRO	11	Tenant: JG

Section Twenty-Two - Assignment, Sublease, or License

Tenant shall not assign or sublease the Premises, or any right or privilege connected therewith, or allow any other person except agents, business invitees, and employees of Tenant to occupy the Premises or any part thereof without first obtaining the written consent of the Landlord, which consent shall not be unreasonably withheld. Prior to effectuating any such assignment or sublease, Tenant shall notify Landlord in writing of the name and address of the proposed assignee or sublease and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement or sublease and such other information or documents as may be reasonably necessary to enable Landlord to determine the qualifications of the proposed assignee or sublessee.

Landlord shall have the right to base its consent to any assignment or sublease hereunder upon such factors and considerations as Landlord reasonably deems relevant or material to the proposed assignment or sublease transaction and the best interest of the Total Property. Without limiting the generality of the foregoing, Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to any assignment or sublease transaction hereunder if Tenant has not demonstrated that: (i) the proposed assignee or sublessee is financially responsible, with sufficient net worth and net current assets, to properly and successfully operate its business in the Premises and meet the financial and other obligations of this Lease; (ii) the proposed assignee or sublessee possesses sound and good business judgment, reputation and experience, and proven management skills in the operation of a business or businesses substantially similar to the uses permitted in the Premises; and/or (iii) the proposed use of the Premises by the sublessee or assignee is compatible with the existing uses of the Premises.

Landlord: SRO	12	Tenant: JG

A consent by Landlord shall not be a consent to a subsequent assignment, sublease, or occupation by other persons. An unauthorized assignment, sublease, or license to occupy by Tenant shall be void and shall terminate the Lease at the option of the Landlord. The interest of Tenant in this Lease is not assignable by operation of law without the consent of Landlord. In the event there is a permitted assignment or sublease, Tenant and any guarantor of Tenant at all times shall remain primarily liable for the rent and all other obligations under this Lease. The terms of any sublease or assignment shall clearly state that said sublease or assignment is subject to the terms of this Lease and shall incorporate the terms of this Lease. All permitted subleases or assignments shall have the subtenants or assignees assume all of the obligations and responsibilities of the Tenant herein for the duration of the sublease or assignment. Tenant irrevocably and forever releases, discharges, indemnifies, and holds Landlord harmless from any and all claims, losses, damages, expenses, causes of action and liabilities of any kind arising out of any sublease or assignment. It is expressly understood by Tenant that if any subtenant or assignee violates the term of this Lease, Landlord shall have all available remedies against Tenant (including Lease termination) set forth under the terms of this Lease. If Tenant requests an assignment or sublease of this Lease, Landlord shall be entitled to charge a fee, not to exceed $1,000.00, to cover Landlord’s costs and expenses in reviewing the proposed tenant’s financial ability and to cover legal fees and other expenses. Any transfer of a controlling interest in the ownership of Tenant shall be considered an assignment hereunder.

Section Twenty-Three - Cessation and Abandonment

Should Tenant discontinue the operation of its business in the Premises for a period of fourteen (14) days or more, or if the Premises are vacant for more than fourteen (14) days for reasons other than repairs or remodeling (not to exceed thirty (30) days), or if Tenant is dispossessed by process of law or otherwise, Tenant shall be in breach of this Lease, and, in addition to any other rights which Landlord may have, Landlord may upon five (5) days written notice to Tenant remove any personal property belonging to Tenant which remains on the Premises and store the same, the cost of such removal and storage to be charged to the account of Tenant or Landlord may sell, make use of, or otherwise dispose of such personal property. Tenant shall notify Landlord, in advance, of any absences by Tenant from the Premises in excess of four (4) days.

It is further agreed that any property remaining upon the leased Premises thirty (30) days after the termination of this Lease shall become the property of Landlord, at Landlord’s option, and may be disposed of as Landlord sees fit, subject to the rights reserved to Landlord in this Lease.

Landlord: SRO	13	Tenant: JG

Section Twenty-Four — Breach

The appointment of a receiver to take possession of the assets of Tenant, a general assignment for the benefit of the creditors of Tenant, any action taken or allowed to be taken by Tenant under any bankruptcy act, or the failure of Tenant to comply with each and every term and condition of this Lease shall constitute a material breach of this Lease. Except for payment of rent and except if a shorter time period is elsewhere provided in this Lease, Tenant shall have thirty (30) days after receipt of written notice from Landlord of any breach to correct the conditions specified in the notice.

Failure of Tenant to pay any monthly payments within five (5) days of the due date or to timely pay three monthly payments in any twelve month period shall constitute a breach of this Lease.

Section Twenty-Five -Remedies of Landlord for Breach by Tenant

Landlord shall have the following remedies in addition to its other rights and remedies in the event Tenant breaches this Lease and fails to make corrections as set forth above:

1. Landlord may re-enter the Premises after five (5) days written notice to Tenant and remove any remaining property and personnel of Tenant, store the property in a public warehouse or at a place selected by Landlord, at the expense of Tenant, or Landlord may sell, make use of, or otherwise dispose of such personal property.

2. Either before or after re-entry, Landlord may terminate the Lease on giving written notice of termination to Tenant. Without such notice, re-entry will not terminate the Lease. On termination, Landlord may recover from Tenant all damages proximately resulting from the breach, including the cost of recovering the Premises and the worth of the balance of this Lease over the reasonable rental value of the Premises for the remainder of the Lease term, which sum shall be immediately due Landlord from Tenant.

3. After reentering, Landlord may relet the Premises or any part thereof for any term without terminating the Lease, at such rent and on such terms as Landlord may choose. Landlord may make alterations and repairs to the Premises. The duties and liabilities of the parties if the Premises are relet as provided herein shall be as follows:

(a) In addition to Tenant’s liability to Landlord for breach of the Lease, Tenant shall be liable for all expenses of the reletting, for the alterations and repairs made, and for the difference between the rent received by Landlord under the new lease agreement and the rent installments that are due for the same period under this Lease.

(b) Landlord at Landlord’s option shall have the right to apply the rent received from reletting the Premises (1) to reduce Tenant’s indebtedness to Landlord under the Lease, not including indebtedness for rent, (2) to expenses of the reletting and alterations and repairs made, (3) to rent due under this Lease, or (4) to payment of future rent under this Lease as it becomes due.

Landlord: SRO	14	Tenant: JG

(c) If the new Tenant does not pay a rent installment promptly to Landlord, and the rent installment has been credited in advance of payment to the indebtedness of Tenant other than rent, or if rentals from the new Tenant have been otherwise applied by Landlord as provided for herein, and during any rent installment period, are less than the rent payable for the corresponding installment period under this Lease, Tenant shall pay Landlord the deficiency separately for each rent installment deficiency period, and before the end of that period. Landlord may at anytime after such reletting terminate the Lease for the breach on which Landlord based the re-entry and relet the Premises.

Section Twenty-Six-Landlord Default

Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonable necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligations(s). If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under law and this Lease, provided, in recognition that Landlord must receive timely payments of rent. In the event of any failure, refusal or neglect on the part of the Landlord to cure or correct any defect or deficiency within a reasonable time frame, depending on the nature of the defect or deficiency, and for which the Landlord had received notice, Tenant may, but is not obligated to, cure or correct such deficiency or defect and seek recourse as against the Landlord for the recovery of any such sums expended. In no event, however, may Tenant offset, reduce, or deduct from the successive monthly rent any amounts expended by the Tenant to correct or cure such defect of deficiency. Tenant’s obligation to pay rent hereunder is an independent covenant. Notwithstanding the foregoing, if Landlord’s default continues beyond the thirty (30) day cure period described above, then Tenant, at Tenant’s option, may elect to terminate this Lease by giving written notice thereof to Landlord, such termination to be effective immediately upon Tenant’s notice to Landlord.

Landlord: SRO	15	Tenant: JG

Section Twenty-Seven - Holdover

Should the Landlord permit the Tenant to holdover the Premises or any part thereof after the expiration of the term of this Agreement, unless extended as provided for herein, then, and unless otherwise agreed in writing, such holding over shall constitute a tenancy from month-to month only and shall in no event be construed as a renewal of this Agreement and all provisions of this Agreement, not inconsistent with a tenancy from month-to-month, shall remain in full force and effect. During the month-to-month tenancy, Tenant’s rate of rent shall increase to 110% of the lease rate in effect on the last day of the terminated lease term. In the event of a holdover, Tenant agrees to give the Landlord thirty (30) days prior written notice of Tenant’s intent to vacate, and Tenant agrees to vacate upon thirty (30) days written notice from the Landlord.

Section Twenty-Eight-Attorney’s Fees

If either party files an action to enforce any agreement contained in this Lease, or for breach of any covenant or condition, the prevailing party shall be entitled to reasonable attorney fees and costs. In the event Landlord is required to send any notice of default to Tenant, Tenant must pay Landlord’s attorney’s fees and costs incurred (in addition to any other sums that are due and owing) in order to cure the default.

Section Twenty-Nine - Condemnation

Eminent Domain proceedings resulting in the condemnation of a portion of the Premises leased herein, but leaving the remaining Premises usable by Tenant for the purposes of its business or function, will not terminate this Lease unless either party, at its option, terminates the Lease by giving written notice of termination to the other party. The effect of any condemnation, where the option to terminate is not exercised, will be to terminate the lease as to the portion of the Premises condemned, and the lease of the remainder of the demised Premises shall remain intact. The base monthly rent for the remainder of the lease term shall be reduced by the amount that the usefulness of the Premises has been reduced for the business purposes of Tenant, as determined by Landlord.

Section Thirty - Conveyance of Landlord’s Interest

If during the term of this Lease, Landlord, or its successors or assigns, conveys its interest in the Premises, subject to this Lease, then from and after the effective date of the conveyance of Landlord’s interest, Landlord, or its successors or assigns, shall be released and discharged from any and all obligations under this Lease except those already accrued. After such conveyance, Tenant shall continue to be bound by the terms and conditions of this Lease.

Landlord: SRO	16	Tenant: JG

Section Thirty-One - Estoppel Certificates

Within twenty (20) days after Landlord’s written request, Tenant shall acknowledge and deliver to Landlord a statement in a form prepared by Landlord, certifying, in part, the date of commencement of this Lease, that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the date of the modifications) and further stating the dates to which the monthly rent and other charges have been paid, and setting forth such other matters as may reasonably be requested by Landlord.

Section Thirty-Two - Subordination of Lease

This Lease is and shall always be subordinate to the lien of any mortgage or deed of trust which is now or shall at any time hereafter placed upon the Premises or any part thereof. Tenant agrees to execute and deliver any instrument, without cost, which may be deemed necessary to further effect the subordination of this Lease to any such mortgage or deed of trust and Tenant’s attornment to a successor Landlord through such mortgage or deed of trust, within ten (10) days after written request from Landlord.

Section Thirty-Three - Liens and Encumbrances

Tenant will, during the term of this Lease, keep the Premises free and clear of any and all liens, mortgages, or other encumbrances. In the event Tenant should allow any lien or encumbrance of any type or nature to be placed upon the Premises, and in the event Tenant should fail, refuse, or neglect to discharge, satisfy, pay, and/or remove any such lien or encumbrance from the Premises within thirty (30) days of the filing of the same, the Landlord may, at Landlord’s option, elect to pay, discharge, satisfy, and/or remove any said lien or encumbrance, and in the event Landlord elects to exercise Landlord’s option to pay, discharge, satisfy, and/or remove any such lien or encumbrance, any amount of monies paid by Landlord in connection with the payment and satisfaction of any lien or encumbrance shall be added to the rental rate hereinabove set forth, and any such sums added to the rental rate by the Landlord shall bear interest at the rate often percent (10%) per annum.

Landlord: SRO	17	Tenant: JG

Landlord’s remedy to pay, discharge, satisfy, and/or remove any lien or encumbrance placed upon the Premises thirty (30) days after the notice of filing of the same is not exclusive, and Landlord may, at Landlord1s option, exercise any and all remedies available at law or in equity to remove said lien or encumbrance, the cost of which, including reasonable attorney’s fees, shall be chargeable to Tenant.

In the event Tenant should allow any lien or encumbrance of any type or nature to be placed upon the Premises, and in the event Tenant should fail, refuse, or neglect to discharge, satisfy, or remove any such lien or encumbrance within thirty (30) days of the notice of filing of the same, Landlord may, at Landlord’s option, declare a default of this Lease. In the event a default is declared as herein provided, Tenant shall have thirty (30) days from the date of service of written notice of default to pay, satisfy, discharge, or remove any such lien or encumbrance from the Premises, and in the event Tenant fails to do so, this Lease shall terminate, be at an end, and of no further force and effect, and Tenant’s rights and interest hereunder shall cease.

Section Thirty-Four - No Waiver

The covenants of this Lease are continuing covenants and the waiver, whether expressed or implied, by the Landlord or by the Tenant of breaches of said covenants shall not be deemed a waiver of subsequent breaches thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the amount then owed by Tenant shall be deemed to be other than on account of the earliest stipulated amount, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of all amounts owed to Landlord or pursue any other remedy.

Section Thirty-Five - Notices

Any notice required to be given by one party to the other shall be in writing and must be personally served upon a party or served by registered or certified mail, postage prepaid, through the United States Postal Service, and addressed to the respective parties at the following addresses:

LANDLORD:	Scott R. Olsen
201 Skyview Lane
Townsend MT 59644

Landlord: SRO	18	Tenant: JG

TENANT:	AT THE PREMISES, OR
664 Cruiser Lane
Belgrade, MT 59714
Attn: General Counsel

Either party may change the above addresses by giving written notice to the other party and notice shall be effective upon mailing in the same manner as above set forth or upon personal delivery. Each party has an ongoing obligation to inform the other party of any address change. If a party’s address is changed without such written notice, notice may be addressed to a party’s last known address. All notices required hereunder shall be deemed to have been properly given if delivered in writing personally, by overnight carrier such as FedEx or UPS, or deposited in the United States mail by registered or certified mail at the address stated above. Any such notice by certified or registered mail shall be deemed to be delivered and received the earlier of:

(i) actual receipt as evidenced by the return receipt card; or (ii) as indicated by tracking confirmation of delivery.

Section Thirty-Six - Modification

This Lease, including any attached exhibit(s), is the entire agreement between the parties. No alterations, modifications, or additions to this Lease shall be binding unless reduced to writing and signed by the parties to be charged herewith. No covenant, term, or addition to this Lease shall be deemed waived by Landlord and Tenant unless such waiver shall be reduced to writing and signed by Landlord and Tenant. This Lease supersedes all prior and contemporaneous oral or written agreements of the parties.

Section Thirty-Seven - Relationship of Parties

The relationship between the parties hereto is strictly that of Landlord and Tenant and nothing herein contained shall be construed or interpreted so as to make their relationship otherwise. Landlord is not, in any way or for any purpose, a partner of Tenant in the conduct of its business or otherwise or joint venturer or a member of a joint enterprise with Tenant.

Landlord: SRO	19	Tenant: JG

Section Thirty-Eight- Appointment of Manager

Landlord reserves the right to appoint a manager to act as the property manager under this Lease, in which event Tenant shall make all payments to said manager and shall contact the manager instead of Landlord for any matters concerning the Premises or this Lease.

Section Thirty-Nine - Miscellaneous

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law. TIME IS OF THE ESSENCE of all of Tenant’s obligations under this Lease. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease and the strict performance of each shall be a condition precedent to Tenant’s rights to remain in possession of the Premises or to have this Lease continue in effect. The undersigned represents that Tenant has authorization to enter into this Agreement and the undersigned has authority to execute this Agreement on behalf of the Tenant.

It is agreed and understood by and between the parties hereto that all of the terms, covenants, and conditions herein set forth, reserved, and contained on the part of the parties to be kept and performed shall be binding upon and inure to the benefit of, and be enforceable by, the heirs, permitted assigns, personal representatives, and successors-in-interest of the parties hereto. In the event of a merger of Tenant or the formation of a new business entity that is a successor Tenant’s business operations, this Lease shall also be binding upon such merged or new entity as Tenant, including (but not limited to): XTANT MEDICAL, INC.

This Lease shall be deemed to be made and shall be construed in accordance with the laws of the State of Montana. It is agreed and understood by and between the parties hereto that this Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original document, but all of which together shall constitute one (1) and the same instrument, provided that each such counterpart must be signed by all of the parties hereto. Tenant affirms that neither Landlord nor any agent of Landlord has made any representations or promises with respect to or affecting the Premises not expressly contained herein and that Tenant affirms that it has relied upon its own personal observations and examination of the Premises.

Landlord: SRO	20	Tenant: JG

IN WITNESS WHEREOF, the parties have executed this Lease at the day and year first above written.

LANDLORD:

/s/ Scott R. Olsen, by

Scott R. Olsen, Member

Shep Does Stuff LLC

TENANT:

BACTERIN INTERNATIONAL, INC., a Nevada corporation

By:	/s/ John P. Gandolfo
John P. Gandolfo, CFO

Landlord: SRO	21	Tenant: JG